CREDIT CONTRACT

No. 33/2002

concluded between

creditor: Vseobecná úverová banka, a. s.

Principal place of business: Mlynské nivy 1, Bratislava 829 90

Company identification No.: 31 320 155

Legal form: joint-stock company

Incorporated in the company register of the District Court Bratislava I, section Sa, insert No. 341/B represented by:

Peter Dittrich, Director of Top Client Section

Ján Ladziansky, Senior Manager of Client Relations

both based on power of attorney by VÚB, a.s. dated 01/07/2002

and

debtor: Slovenska televizna spoločnosť, s. r. o.

Principal place of business: Blatné 18, 900 82

Company identification No.: 34 128 611

Tax registration No.: 34 128 611/609

Legal form: Limited liability company

Incorporated in the company register of the District Court Bratislava I, section Sro, insert No. 12516/B

Bank connection: Account No. 1139652753/0200 in VÚB, a.s.,

branch Bratislava - Rusinov

represented by:

PhDr. Pavol Rusko - Managing Director

Radka Doehring - Managing Director

Vseobecna uverova banka, a.s. (hereinafter referred to as "the creditor") on one side and Slovenska televizna spoločnosť, s. r. o. (hereinafter referred to as "the debtor") on the other side, in accordance with the provisions of Para. 497 and following of the Act No. 513/1991, the Commercial Code as amended, conclude this credit contract:

Article I.

Subject of Contract

  The creditor commits to grant funds of SKK 100,000,000 (in words one hundred million Slovak crowns) as a loan to the debtor subject to the conditions agreed in this contract and the debtor commits to use the loan in the agreed manner, for the agreed purpose; to return the granted funds to the creditor, to pay interest, to pay a remuneration for the arrangement of the creditor's obligation to grant the funds to the debtor on request and to fulfil other obligations resulting from this contract.

Article II.

Deferring Condition

for the Loan Grant

  The obligation of the creditor to grant the funds shall origin only if the debtor fulfils the following conditions:

    Executes a statement in a form of a notarial deed made at his own expenses so as this shall be fieri facias for the entire property of the debtor both according to the Execution Code and the Code of Civil Procedure and delivers this notarial deed to the creditor

    Concludes a Contract of the establishment of the reserve right to the receivables No. 60/2002 with the creditor

- Presents a blank bill to the creditor and signs the Agreement about the fill in right to the blank bill

Article III.

3.1. The debtor is obliged, within 50 days from the conclusion of this contract:

    to prove the legal effectiveness of the reserve right to the debtor's real estates based on the Contract of the establishment of the reserve right to the real estate No. 57/2002 to present a document proving the blockage of payment of insurance benefit on behalf of the creditor for the real estate subject to the reserve right

Article IV.

Loan Purpose

    The creditor shall grant the loan according to the contract to the debtor for the agreed purpose of:

    financing of general operational needs and payments to the partners of the debtor

Article V.

Manner and Time of the Loan Grant

    The debtor shall draw the loan en bloc at latest on 31/07/2002.

    The contractual parties agree that the debtor shall ask for the loan grant by the signing of this contract.

    The creditor is obliged to grant the funds as the contract becomes effective if the debtor asks for the loan grant in the period mentioned in the point 5.1. and provided that the conditions mentioned in the Article II. point 2.1. are fulfilled.

    The creditor shall grant the funds as follows:

    - the creditor shall grant the loan yield to the credit of the debtor's current account No. 1139652753/0200 with VUB, a.s., branch Bratislava - Rusinov

    The debtor may terminate the contract unless the creditor granted even a part of the funds according to this credit contract. The termination is effective from the day of the consignment of the written termination to the creditor. The creditor may terminate the contract to the end of a calendar month following the month when the termination was delivered to the debtor.

5.5. The debtor is entitled to pay back the credit prematurely without sanction fees while he is obliged to announce this fact to the creditor at least 60 days in advance. The debtor shall announce these facts to the creditor by registered post. Announcement about the consignment deposition in a post office and expiration of the collection period has an effect of consignment.

Article VI.

Loan Repayment

    The debtor commits to pay back the granted funds in the following instalments:

	Date	Instalment sum	Principal balance
1st instalment	25/06/2003	5,000,000	95,000,000
2nd instalment	19/12/2003	5,000,000	90,000,000
3rd instalment	25/06/2004	5,000,000	85,000,000
4th instalment	17/12/2004	5,000,000	80,000,000
5th instalment	27/06/2005	5,000,000	75,000,000
6th instalment	20/12/2005	75,000,000	0

    By the course of the Para. 89 sec. 3 of the Act No. 483/2001 of the Code on banks, the debtor firmly declares that for the loan repayment will be used funds that are his property and the loan trade is concluded on his own account.

    If the debtor uses funds of a third person for the repayment of the loan (instalment) or if the trade is performed on a third person's account, the debtor is committed to present a written declaration to the creditor where he is obliged to state the name, surname, birth number or date of birth and address of the permanent residence of the natural person or the name, principal place of business and identification of the legal entity if applicable whose property is the funds and on the account of which is the trade performed; in this case the debtor is obliged to hand over to the creditor a written approval of the respective person or entity for the use of its funds for repayment of the loan and for performance of the trade on its account.

    The debtor is obliged to pay the instalments according to the point 6.1. of this contract to the account with VÚB, a.s. The creditor shall inform the debtor about the account number after the loan grant. If the creditor changes this account number during the contractual relation, he shall inform the debtor about the change of this account by registered mail to the last known address of the debtor within 5 calendar days from the change.

Article VII.

Interest, Fine and Remuneration on behalf of the Creditor

    The debtor is obliged to pay interests according to the variable interest rate of the BRIBOR rate fixed for 3-months deposits with a deviation of +1.7% (in words one point seven tenth per cent) p. a. from the granted funds to the creditor.

    To set the interest according to the previous sentence, the BRIBOR fixing for 3-month deposits announced by the National Bank of Slovakia for the workday previous to 2 days of the first loan grant according to the credit contract is crucial. This interest rate is crucial for the interest determination for the period of 3 months (starting on the day of the first loan grant); after its expiration it is calculated always in the same manner and used for the next 3-month period while the BRIBOR fixing for the 3-month deposits for the day, which is the last workday of the recently expired 3-month period, is crucial.

    For the determination of the BRIBOR rate, the data announced by the REUTER at BRBO site or published in Hospodárske noviny usually the following workday.

    In case that for the day, which is the last workday of the recently expired 3-month period, is not announced the BRIBOR rate for the revaluated deposits, the variable interest rate for the following revaluation period is understand the interest rate according to the most recently announced BRIBOR rate for the 3-month deposits.

    The debtor is obliged to pay the interest monthly.

    The debtor is obliged to pay a remuneration of SKK 350,000 (in words three hundred fifty thousand Slovak crown) to the creditor for the arrangement of the obligation to grant the funds.

    The debtor is obliged to pay the remuneration according to the previous sentence to the account with VÚB, a.s. in the moment of the credit contract signing or on the following workday, at latest.

    The creditor shall settle the remuneration in a form of collection from the debtor's current account.

    The contractual parties agree that in case of the debtors delay with the repayment of the loan or its part according to this contract then the debtor shall be obliged to pay the interest on overdue payment of 5% p. a. to the valid particular interest rate, namely for every overdue loan part up to the day of the settlement. The creditor reserves the right to increase this rate up to the level of market interest rate (the highest BRIBOR rate) in that case when he is forced to buy additional resources to cover the overdue loan instalment directly from the market for a higher price than the interest rate on overdue payment.

    The debtor commits to pay a remuneration of SKK 150 monthly for conducting of the credit account.

7.6. The debtor agrees with the collection form of the settlement of interests and remunerations for conducting of the credit account debited of the account mentioned in the heading of this contract.

Article VIII.

Other Obligations of the Debtor

    The debtor is obliged monthly to perform financial transactions related to the business activities using the accounts with VÚB, a.s. in such a minimal percentage share of the monthly collections as the share of VÚB, a.s. loans in the total volume of debtor's loans. If the debtor fails to keep this obligation then he is obliged to pay a stipulated damage of 0.1% of the up-to-date principal balance on the credit account to the creditor. The debtor agrees that the creditor shall settle the stipulated damage in a form of the collection from the debtor's accounts in case of failure. The evaluation of this obligation shall be performed by the creditor monthly.

    Therefore, the debtor shall present an information about the overall amount of SKK and foreign exchange collections and payments performed by the debtor at the accounts with the creditor as to the end of every quarter at latest to the 25th day of the following month and an information about the overall amount of SKK and foreign exchange collections and payments according to particular banks quarterly at latest to the 25th day of the following month.

    The debtor is obliged to present to the creditor a yearly accounting balance, a copy of the income tax statement, an auditor report without delay, yet within 10 days after the term set by the act for the presentation of the income tax statements at latest; quarterly: accounting reports, balance of receivables and payables from the business relations segmented to not due and overdue, a plan of principal instalments of the loans in the current year from other banks without delay, yet within 25 days from the end of the respective calendar month at latest, up to the complete repayment of all financial obligations toward the creditor of this contract.

8.3. The debtor is obliged to inform the creditor in written about major negotiations with other banks, about their intentions in his financing continuously.

8.4. The debtor is obliged to inform the creditor in written about all negotiation with potential investors interested in capital entry and about the results of the negotiations continuously.

8.5. The debtor is obliged to assume every and all obligations toward the creditor in case of a change of the legal form.

8.6. After the loan exhausting, the debtor is obliged to present to the creditor documents proving the use of the funds, namely within 15 days after the loan exhausting.

8.7. The debtor is obliged to present monthly overviews about the loans drawn from other banks to the creditor in the following scope: name of the bank, loan category and type, balance as to the end of the month, instalment schedule, security.

8.8. If the loan security expires or deteriorates during the period of the contractual obligation, the debtor is obliged to complement it according to the creditor's request without delay, within 30 days of the consignment of the creditor's claim.

    The debtor is obliged to present his business plan for the following year to the creditor until 31/12 of the current year.

    The debtor is obliged to use the profit in a form of royalties and dividends paid in the year 2005 only after a written approval of the creditor.

    The debtor commits that the receivable of the mother company of CME Media Enterprises, B. V. shall be subordinated to the receivable of VÚB, a.s.

    The creditor is entitled to refuse granting of the loan or its part to the debtor according to the credit contract, or to request the debtor to pay back the entire due amount with accessories, besides the cases mentioned in the point 30 of GBC, also in the following cases:

    if there is a major deterioration of the property relations of the debtor, e.g. if an execution to collect claims of more than SKK 10 million or other performance of a judgement of more than SKK 10 million starts or if the debtor goes into liquidation;

    if the debtor goes bankrupt, or declares or admits that he is not able to pay any financial obligation toward the creditor;

    if the debtor withdraws any power of attorney or an agreement of procuration included in the contracts securing the creditor's receivable from the debtor arisen according this Credit Contract;

    if the debtor sells or purchases a property beyond his scope of business activities without approval of the creditor;

    if the debtor performs a deposit on behalf of a third person in an amount higher than SKK 10 million and consequently gains a business share of the third person without approval of the creditor;

    if any of the financing banks requests premature payment of their receivables or a reduction of their engagement resulting in endangered ability of the debtor to fulfil his obligations toward third persons;

    if there is an insurance event concerning the reserved real estate that endangers the performance of the credit contract by the debtor (applicable within 60 days from the day when the creditor comes to know about the event);

    if the debtor's company fuses with another company, merges, splits up or in case of the legal form of the debtor without approval of the creditor;

    if there comes to a major change of the structure of the owners or partners without approval of the creditor (applicable within 30 days from the day when the creditor comes to know about the fact);

    if there comes to a major change of the personnel structure of the company bodies - statutory bodies without approval of the creditors;

    if the debtor provably presents untrue data or conceals important information that could endanger the loan returnability;

    if the total indebtedness of the debtor excesses 65%

    calculation: (not own resources / equity) yearly evaluation if the liquidity falls under 0.7

    calculation: (Stock + Short-term receivables + Financial property + Other assets)/(Reserves for exchange losses + Other reserves + Short-term payables + Short-term loans + Short-term financial aids + Other liabilities) yearly evaluation if the loan coverage decreases under level 2

    calculation: ((gross profit + cost interest)/cost interest) yearly evaluation if EBIT decreases by more than 20% in comparison with the business plan calculation: profit before taxation and loans, yearly evaluation

    In case of any default of the debtor resulting from this contract and from the contracts related to this contractual relation, the entire payables of the debtor resulting from this contract becomes due by the day of the consignment of the written appeal of the creditor.

Article IX.

Final Provisions

    Attachment No. 1 - General Business Condition of VÚB, a. s. for granting of loans is an inseparable part of this contract.

    Any controversies arisen from the contract shall be solved by negotiation of the statutory bodies of the parties or their representatives primarily. If the dispute is not solved by this manner then the contractual party may claims the dispute solution by legal proceedings. The contractual parties may decide in a special arbitrary contract that the dispute will be solved by a three-member senate consisting of arbiters incorporated in the list kept by the Arbitration Court of the Slovak Commercial and Trade Chamber seated in Bratislava.

    The debtor, under the sanction of invalidity of this credit contract according to the Para. 35 sec. 1 of the Act No. 483/2001 of the Code on banks, declares that he does not have a special relation to the creditor.

    The contract may be changed and amended only in a form of a written amendment concluded based on a mutual agreement of the contractual parties.

    The relations of the contractual parties not adjusted in this contract are governed by the provisions of the Commercial Code and Civil Code.

    This contract become valid by the day of its signing by the contractual parties.

    This contract is elaborated in five originals, two for the creditor, two for the debtor and one for the needs of the notarial deed.

    The contractual parties declares that they have read the contract, understand its content and sign it as a proof of the fact that the content of this contract correspond with their real and free will.

In Bratislava, on 24/07/2002

On behalf of the creditor On behalf of the debtor

............................. ..............................

Peter Dittrich PhDr. Pavol Rusko

Director of Top Managing Director

Client Section

............................ ..............................

Ján Ladziansky Radka Doehring

Senior Manager Managing Director

of Client Relations

stamp stamp

Attachment No 1 to the Credit Contract No. 33/2002

VÚB, a. s. General business conditions of providing credits

(hereinafter referred to as "GBC")

I . Introductory provisions

  Vseobecná úverová banka, a. s., Bratislava (hereinafter referred to as "VÚB, a. s." or "the creditor" or "the bank") and the debtor have agreed on all appendages of the credit contract, or another possible contract (hereinafter referred to as credit contract), on the grounds of which the VÚB, a. s., provides credits to the clients.

  Unless mentioned in the credit contract, the relation between the VÚB, a. s., and the client of the credit provided are administered according to the provisions of the Commercial Code on credit contract and its general provisions on commercial relations of debenture, while taking into account commercial conventions generally observed in the banking sector.

  VÚB, a. s., concludes credit contracts only upon a written request of the client proving his ability to pay back the financial means provided for a certain purpose and the interest. The client applies by completing a bank form.

  The conditions of the contract mentioned later are, if literally stated in the contract, an inseparable part of the credit contract concluded between one party - the VÚB, a. s. as the creditor and the second party - the client as the debtor. The individual contract conditions GBC are obligatory for both parties of the contract, if any of the credit contract conditions is not expressly agreed differently.

  The terms used in these GBC have the same meaning as the terms used in the credit contract.

  II . Basic conditions of providing credits

  Prior to concluding the credit contract, the creditor requests a certification of the debtor's juridical subjectivity and his licence to do business in the subject (purpose) area of the credit.

  The debtor commits himself not to use the credit for other than the agreed purpose.

  The creditor is obliged to provide the financial means only if the debtor applies to the creditor specified in the heading of the credit contract in writing for making the use of it The debtor has the right to apply for making the use of the financial means especially by force of the persons specified in attachment No. 2 of the credit contract, if this attachment is a part of the contract.

  The right of the debtor to be provided financial means cannot be ceded to another one without a prior agreement with the bank.

  III. Interests

  The interest amount is set by the interest rate that is determined by the percentage rate per year (per annum, in abbreviation p.a.).

  The calculation of the interest is by the method of 360/360 days in a year, t. j.

  Debt total x number of days of the debt x interest rate

  360 x 100

  while the average duration of each calendar month within a whole calendar year is 30 days.

  The debtor commits himself to pay the interest of the credit monthly in arrears, always on the last working day of the month to the account, specified in point 5.2. of the credit contract.

  The debtor commits himself to liquidate his payable debt to the creditor for the reason of paying the interests before liquidating his payable debt for the reason of returning the provided financial means (capital) according to point 5.1. of the credit contract.

  IV. Paying the instalments of the capital, interests and remunerations

  The creditor has the right to count in any of the debtor's payments to fulfil the financial obligations following from the credit contract, first for the debt payable attributions of the obligation from the earliest receivables, and only thereafter for the debt payable capital from the earliest receivable, even if the debtor specifies differently at paying.

  From the day of maturity of any amount owed by the debtor according to the credit contract, the creditor has the right to meet his demand even from the means on any account of the debtor, which is conducted in the VÚB, a. s., specifically by the way of collection, i. e. without a further specific order of the debtor the account of the debtor will be debited with the sum of the payable debt, with which the debtor agrees.

  The creditor charges remuneration for conducting the credit account according to the valid Price List of the VÚB, a. s. to the debtor

  V. Delivery

  The application for providing a credit is delivered by the debtor himself.

  The application for making use of the financial means of the credit provided is delivered by the debtor himself or by post. The same is valid for the delivery of other documents between the parties of the contract.

  If the creditor delivers a withdrawal from the credit contract or a request to pay the residue credit by post, he does so by a registered delivery "for the addressee only" to the last known address of the debtor and these are considered as delivered from the day of dispatching, even if the delivery is returned to the creditor as undeliverable. In a different case, the document is considered as delivered to the debtor on the day, when it, according to the data of the creditor, was withdrawn by person, or on the fifth day after the day of passing the document, according to the data of the creditor, to the post transfer.

  VI. Other commitments

  Until a full settlement of all of his financial obligations to the creditor of the credit contract, the debtor commits himself, to inform the creditor in time and in writing

  About the prepared organizational changes of the debtor, about the prepared increase or decrease in the share capital of the debtor, or that the majority owner is being exchanged;

  About the change of the trade name, seat, address of the persons authorized to act in his name.

  About a proposed bankruptcy proceedings on the property of the debtor;

  About a prepared offer of compensation, cancellation or liquidation;

  About being delivered the notification about the start of the execution;

  About the numbers of all his accounts conducted in other banks, too and other ways of depositing his financial means;

  About the change of the number of the current account from which the payments of the capital, interests and other attributions to the credit are carried out;

  About the guarantees in favour of the third persons exceeding the amount 10 m. SKK.

  The debtor commits himself to keep a continual specific detailed record of a concrete use of the credit, mainly about the amounts and for what purposes they were used, until all of his financial obligations to the creditor of the credit contract are fully settled.

  The debtor commits himself to enable the creditor, after a prior written notification, at least 14 days in advance, (the requirements of the bank will be specified in the written notification) to check continuously, whether the credit is used in accordance with the credit contract and whether the record mentioned in the previous point is duly kept. The creditor, upon the previous sentence, has the right to make an inspection even in the manufacturing and a operation areas of the debtor, even without a prior notification to the debtor.

  For the purpose mentioned in the previous point, the debtor commits himself to enable the creditor, after a prior notification, at least 14 days in advance (the requirements will be specified in the written notification of the bank) to see his accounting entries, accounting and other documents related to proving the use of the credit for the agreed purpose, submission of which will be required by the creditor.

  Until a full settlement of the financial obligations to the creditor of the credit contract, the debtor commits himself to submit an up-to-date statement of the Trade register at least once a year, the yearly balancing of books, a copy of the tax return and an audit report for the previous calendar year, without an extra postponement, however, until 5 April of the respective calendar year the latest. The debtor further commits himself to present quarterly statements of accounts of the first three calendar quarters to the creditor, this always without an extra postponement after their production, however, until 20 days after the end of the respective quarter at the latest. The debtor also commits himself to present updated business plans to the creditor once a year, this by 30 April of the respective calendar year at the latest, on the grounds of the results achieved during the previous year or in a shorter period of time, in case of significant changes and new realities which influence the economic result when compared to the original intentions presented, the client commits himself to present an update of the business plan after their determination, or upon each call by the creditor.

  The debtor commits himself to insure, on his own account, all his movable and immovable assets against natural disasters and all common dangers and to keep the insurance valid, while the payment of the insurance benefit is bonded by coding the account in favour of the creditor. At the same time, upon the request of the creditor, he commits himself to present the documents, which prove meeting the obligation according to the previous sentence.

  The debtor authorizes the creditor that in case of the debtor's insurance payments falling behind the schedule to pay the insurance from any of the debtor's accounts conducted in the VÚB, a. s., this even without the debtor's specific payment order.

  Until a full settlement of all his financial obligations to the creditor, the debtor commits himself not to, without a prior written consent,

- debit his property with the reserve right or a material charge in favour of the third persons,

  To pursue the right of ownership to his immovable assets in favour of the third persons,

- rent his movable and immovable assets to the third persons,

  secure the fulfilment of obligations for the third persons ( especially by liability, bill aval etc.).

In case of violating this obligation, the debtor agrees with the creditor on the fact that such an act is in conflict with the good principles and results in its invalidity (Para. 39 Civil Code).

  The debtor agrees that the creditor can provide information about the affairs of the debtor, related to the credit according to the credit contract, to the National Bank of Slovakia.

  The debtor agrees that the information about the affairs of the debtor related to the contract according to the credit contract were provided by the creditor to the third person with whom the creditor will negotiate transferring the receivable of the creditor towards the debtor of this credit contract in accordance with the Act On Banks. He also agrees that the creditor can cede his receivables following from the credit contract as before the maturity date, as after the maturity date, to a different creditor.

  In case that

a) the debtor violated his obligation according to point 3.1. of the credit contract and point 7 of the GBC and used the credit (or a part of the credit) for another than the agreed purpose;

b) and/or in case that the debtor falls behind the schedule with paying any of his financial obligations (or its part) according to the credit contract ;

c) and/or if the insurance contract of the debtor's property, which is a subject of security in favour of the creditor, ceases to exist ;

d) and/or if securing the account expires or worsens and the debtor fails to replenish it adequately, without an extra postponement into a required extent;

e) and/or the debtor signs a notary record as a fieri facias to the third person - another bank - without a prior written consent of the creditor

f) and/or in case that the debtor is in bankruptcy, or has in writing declared the inability to pay the credit on the maturity date;

  And/or the debtor is in liquidation;

  And/or there exists a proposed bankruptcy of the debtor's property;

  And/or the debtor violates any of his obligations according to the credit contract, including these GBC;

The creditor has the right to:

  Refuse to provide the credit or its part to the debtor according to the credit contract,

  And/or require the debtor to return the total sum of the credit with its attributions provided, which, on the request of the creditor becomes immediately payable, regardless to the original maturity date of the credit agreed upon. The creditor has the right to follow the previous sentence even if there was no reason in the future to trigger an immediate maturity date (and refusal to provide a credit) removed in additional proceedings,

  Withdraw from the credit contract.

  In case that the debtor committed himself to secure the receivable of the creditor of the contract by the reserve right to the real estate, the debtor commits himself to deliver an extract from the Ownership certificate, where this reserve right is mentioned, by 30 days after the decision of the land registry on the permission of the entry of the reserve right becomes valid in law.

  Changes of the credit contract are only possible by a written agreement of the parties of the contract in the form of an amendment to the credit contract. The amendments are numbered in numbers ordinal to the primary registration number assigned by the bank to the "Credit Contract".

  If any provisions of the credit contract are fully or partially ineffective or they lose the force later, validity of the other provisions remains unaffected. Instead of the ineffective provisions, a modification is used, which, if legally possible, is the closest to the meaning and purpose of the credit contract.

In Bratislava, 24/07/2002